Filed with the U.S. Securities and Exchange Commission on September 29, 2023
1933 Act Registration File No. 333-179562
1940 Act File No. 811-22668
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[X]
Pre-Effective Amendment No.		[ ]
Post-Effective Amendment No.	915	[X]
and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[X]
Amendment No.	916	[X]
(Check appropriate box or boxes.)
ETF SERIES SOLUTIONS
(Exact Name of Registrant as Specified in Charter)

615 East Michigan Street, Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices)

(Registrant’s Telephone Number, including Area Code): (414) 516-1645

Kristina R. Nelson, President
ETF Series Solutions
c/o U.S. Bank Global Fund Services
777 East Wisconsin Avenue, 10th Floor
Milwaukee, Wisconsin 53202
(Name and Address of Agent for Service)

Copy to:
Christopher D. Menconi
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004-2541

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 915 to the Registration Statement on Form N-1A (File No. 333-179562) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing the Code of Ethics for Blueprint Investment Partners LLC (exhibit (p)(iv) to Item 28 of this Registration Statement). Accordingly, this Post-Effective Amendment No. 915 does not change the form of any prospectus or statement of additional information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 915 shall become effective upon filing with the SEC.

PART C: OTHER INFORMATION

Item 28. Exhibits

(a)	(i)
Certificate of Trust dated February 9, 2012 of ETF Series Solutions (the “Trust” or the “Registrant”) is incorporated herein by reference to Exhibit (a)(i) to the Registrant’s Registration Statement on Form N-1A, as filed on February 17, 2012.

(ii)
Registrant’s Agreement and Declaration of Trust dated February 17, 2012 is incorporated herein by reference to Exhibit (a)(ii) to the Registrant’s Registration Statement on Form N-1A, as filed on February 17, 2012.

(b)
Registrant’s Amended and Restated Bylaws dated August 18, 2014, are incorporated herein by reference to Exhibit (b) to the Registrant’s Registration Statement on Form N-1A, as filed on September 8, 2014.

(c)			Not applicable.
(d)	(i)	(A)
Investment Advisory Agreement between the Trust and ClearShares, LLC dated September 12, 2019 is incorporated herein by reference to Exhibit (d) to the Registrant's Registration Statement on Form N-1A, as filed on September 26, 2019.

(B)
Amended Schedule A to Investment Advisory Agreement between the Trust and ClearShares, LLC dated July 29, 2020 is incorporated by reference to Exhibit (d)(i)(B) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.

	(ii)	(A)
Investment Sub-Advisory Agreement between ClearShares LLC and Piton Investment Management, L.P. dated July 29, 2020 is incorporated by reference to Exhibit (d)(ii) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.

		(B)	Amended Schedule A to the Investment Sub-Advisory Agreement between ClearShares LLC and Piton Investment Management, L.P., as filed on September 27, 2022.
	(iii)		Investment Sub-Advisory Agreement between ClearShares LLC and Blueprint Investment Partners LLC, as filed on September 27, 2022.
(e)	(i)	(A)
Distribution Agreement between the Trust and Quasar Distributors, LLC dated September 30, 2021 is incorporated herein by reference to Exhibit (e)(i)(A) to the Registration Statement on Form N-1A, as filed on October 28, 2021.

(B)
Fourth Amendment to the Distribution Agreement between the Trust and Quasar Distributors, LLC dated August 22, 2022 is incorporated herein by reference to Exhibit (e)(ii) to the Registration Statement on Form N-1A, as filed on August 22, 2022.

(ii)
Form of Authorized Participant Agreement for Quasar Distributors, LLC is incorporated herein by reference to Exhibit (e)(iii) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

(f)			Not applicable.
(g)	(i)	(A)
Custody Agreement between the Trust and U.S. Bank National Association dated May 16, 2012 is incorporated herein by reference to Exhibit (g) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

		(B)	Amended Exhibit S to Custody Agreement is incorporated herein by reference to Exhibit (g)(i)(B) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.
(h)	(i)	(A)
Fund Administration Servicing Agreement between the Trust and U.S. Bancorp Fund Services, LLC dated May 16, 2012 is incorporated herein by reference to Exhibit (h)(i) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

(B)
Amended Exhibit R to Fund Administration Servicing Agreement is incorporated herein by reference to Exhibit (h)(i)(B) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.

	(ii)	(A)
Fund Accounting Servicing Agreement between the Trust and U.S. Bancorp Fund Services, LLC dated May 16, 2012 is incorporated herein by reference to Exhibit (h)(ii) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

		(B)	Amended Exhibit Q to Fund Accounting Servicing Agreement is incorporated herein by reference to Exhibit (h)(ii)(B) to the Registrant's Registration Statement on Form N-1A, as filed September 29, 2020.
	(iii)	(A)
Transfer Agent Agreement between the Trust and U.S. Bancorp Fund Services, LLC dated May 16, 2012 is incorporated herein by reference to Exhibit (d)(ii) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

(B)
Amendment dated July 1, 2015 to Transfer Agent Agreement between the Trust and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Exhibit (h)(iii)(B) to the Registrant’s Registration Statement on Form N-1A, as filed on July 6, 2015.

		(C)	Amended Exhibit Q to Transfer Agent Agreement is incorporated herein by reference to Exhibit (h)(iii)(D) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.
	(iv)	(A)	Powers of Attorney dated November 16, 2021 are incorporated herein by reference to Exhibit (h)(iv)(A) to the Registrant’s Registration Statement on Form N-1A, as filed on December 7, 2021.
		(B)	Powers of Attorney dated July 18, 2018 is incorporated herein by reference to Exhibit (h)(iv)(B) to the Registrant’s Registration Statement on Form N-1A, as filed on August 3, 2018.
	(v)	(A)
Compliance Services Agreement between the Trust and U.S. Bancorp Fund Services, LLC dated May 24, 2022 is incorporated herein by reference to Exhibit (h)(v)(A) to the Registrant’s Registration Statement on Form N-1A, as filed on May 26, 2022.

(vi)
Certificate of Secretary dated November 16, 2021 with respect to powers of attorney is incorporated herein by reference to Exhibit (h)(vi) to the Registrant’s Registration Statement on Form N-1A, as filed on December 7, 2021.

(vii)
Securities Lending Agreement between the U.S. Bank National Association and the Trust dated February 29, 2016 is incorporated herein by reference to Exhibit (h)(vii) to the Registrant’s Registration Statement on Form N-1A, as filed on December 21, 2016.

(viii)
Fee Waiver Agreement between the Trust, on behalf of the ClearShares OCIO ETF, ClearShares Piton Intermediate Fixed Income ETF, and ClearShares, LLC is incorporated herein by reference to Exhibit (h)(viii) to the Registrant’s Registration Statement on Form N-1A, as filed on September 22, 2023.

(i)		(A)
Opinion and Consent of Counsel dated September 29, 2020, on behalf of the ClearShares Piton Intermediate Fixed Income ETF, is incorporated herein by reference to Exhibit (i)(A) to the Registrant's Registration Statement on Form N-1A, as filed on September 29, 2020.

(B)
Opinion and Consent of Counsel dated May 12, 2017, on behalf of the ClearShares OCIO ETF, is incorporated herein by reference to Exhibit (i) to the Registrant’s Registration Statement on Form N-1A, as filed on May 12, 2017.

(C)
Opinion and Consent of Counsel dated July 3, 2018, on behalf of the ClearShares Ultra-Short Maturity ETF, is incorporated herein by reference to Exhibit (i) to the Registrant’s Registration Statement on Form N-1A, as filed on July 3, 2018.

(j)			Consent of Independent Registered Public Accounting Firm is incorporated herein by reference to Exhibit (j) to the Registrant’s Registration Statement on Form N-1A, as filed on September 22, 2023.
(k)			Not applicable.
(l)	(i)
Initial Capital Agreement between the Trust and U.S. Bancorp Fund Services, LLC dated April 23, 2012 is incorporated herein by reference to Exhibit (l)(i) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

(ii)
Letter of Representations between the Trust and Depository Trust Company dated May 21, 2012 is incorporated herein by reference to Exhibit (l)(ii) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.

(m)	(i)	(A)	Rule 12b-1 Plan is incorporated herein by reference to Exhibit (m) to the Registrant’s Registration Statement on Form N-1A, as filed on May 23, 2012.
(B)
Amended Schedule A to Rule 12b-1 Plan dated August 22, 2022 is incorporated herein by reference to Exhibit (m)(i)(B) to the Registrant’s Registration Statement on Form N-1A, as filed on August 22, 2022.

(n)			Not applicable.
(o)			Reserved.
(p)	(i)		Code of Ethics for the Trust is incorporated herein by reference to Exhibit (p)(i) to the Registrant’s Registration Statement on Form N-1A, as filed on September 28, 2021.
	(ii)		Code of Ethics for ClearShares, LLC is incorporated herein by reference to Exhibit (p)(ii) to the Registrant’s Registration Statement on Form N-1A, as filed on September 22, 2023.
	(iii)		Code of Ethics for Piton Investment Management, L.P. is incorporated herein by reference to Exhibit (p)(iii) to the Registrant’s Registration Statement on Form N-1A, as filed on September 22, 2023.
	(iv)		Code of Ethics for Blueprint Investment Partners LLC - filed herewith.

Item 29. Persons Controlled by or Under Common Control with Registrant
No person is directly or indirectly controlled by or under common control with the Registrant.
Item 30. Indemnification
The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, and, subject to the provisions of the By-Laws, the Trust out of its assets may indemnify and hold harmless each and every Trustee and officer of the Trust from and against any and all claims, demands, costs, losses, expenses, and damages whatsoever arising out of or related to such Trustee’s or officer’s performance of his or her duties as a Trustee or officer of the Trust; provided that nothing herein contained shall indemnify, hold harmless or protect any Trustee or officer from or against any liability to the Trust or any Shareholder to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been issued, executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.
Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 31. Business and Other Connections of Investment Adviser
This Item incorporates by reference the investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. The Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov. Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the below-listed investment adviser is included in the Trust’s Statement of Additional Information.

Investment Adviser	SEC File No.
ClearShares, LLC	801-72414
Piton Investment Management, L.P.	801-107227
Blueprint Investment Partners LLC	801-108069
Item 32. Principal Underwriter.
(a)    Quasar Distributors, LLC acts as principal underwriter for the following investment companies:
1.American Trust Allegiance Fund, Series of Advisors Series Trust
2.Capital Advisors Growth Fund, Series of Advisors Series Trust
3.Chase Growth Fund, Series of Advisors Series Trust
4.Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
5.Edgar Lomax Value Fund, Series of Advisors Series Trust
6.First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
7.First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
8.Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
9.Huber Large Cap Value Fund, Series of Advisors Series Trust
10.Huber Mid Cap Value Fund, Series of Advisors Series Trust
11.Huber Select Large Cap Value Fund, Series of Advisors Series Trust
12.Huber Small Cap Value Fund, Series of Advisors Series Trust

13.Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
14.O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
15.PIA BBB Bond Fund, Series of Advisors Series Trust
16.PIA High Yield Fund, Series of Advisors Series Trust
17.PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.PIA MBS Bond Fund, Series of Advisors Series Trust
19.PIA Short-Term Securities Fund, Series of Advisors Series Trust
20.Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
21.Poplar Forest Partners Fund, Series of Advisors Series Trust
22.Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
23.Pzena International Small Cap Value Fund, Series of Advisors Series Trust
24.Pzena International Value Fund, Series of Advisors Series Trust
25.Pzena Mid Cap Value Fund, Series of Advisors Series Trust
26.Pzena Small Cap Value Fund, Series of Advisors Series Trust
27.Reverb ETF, Series of Advisors Series Trust
28.Scharf Fund, Series of Advisors Series Trust
29.Scharf Global Opportunity Fund, Series of Advisors Series Trust
30.Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
31.Semper MBS Total Return Fund, Series of Advisors Series Trust
32.Semper Short Duration Fund, Series of Advisors Series Trust
33.Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
34.Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
35.VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
36.The Aegis Funds
37.Allied Asset Advisors Funds
38.Angel Oak Funds Trust
39.Angel Oak Strategic Credit Fund
40.Barrett Opportunity Fund, Inc.
41.Brookfield Investment Funds
42.Buffalo Funds
43.Cushingâ Mutual Funds Trust
44.DoubleLine Funds Trust
45.EA Series Trust (f/k/a Alpha Architect ETF Trust)
46.Ecofin Tax-Advantaged Social Impact Fund, Inc.
47.AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
48.AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
49.AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions
50.AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
51.AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
52.AAM Transformers ETF, Series of ETF Series Solutions
53.AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
54.Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
55.Aptus Defined Risk ETF, Series of ETF Series Solutions
56.Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
57.Aptus Enhanced Yield ETF, Series of ETF Series Solutions
58.Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
59.Blue Horizon BNE ETF, Series of ETF Series Solutions
60.BTD Capital Fund, Series of ETF Series Solutions
61.Carbon Strategy ETF, Series of ETF Series Solutions
62.Cboe Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
63.ClearShares OCIO ETF, Series of ETF Series Solutions
64.ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
65.ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
66.Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
67.Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
68.Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
69.ETFB Green SRI REITs ETF, Series of ETF Series Solutions
70.Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions

71.Hoya Capital Housing ETF, Series of ETF Series Solutions
72.iBET Sports Betting & Gaming ETF, Series of ETF Series Solutions
73.International Drawdown Managed Equity ETF, Series of ETF Series Solutions
74.LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
75.LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
76.LHA Market State Tactical Q ETF, Series of ETF Series Solutions
77.LHA Risk-Managed Income ETF, Series of ETF Series Solutions
78.Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
79.Loncar China BioPharma ETF, Series of ETF Series Solutions
80.McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
81.Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
82.Nationwide Nasdaq-100 Risk-Managed Income ETF, Series of ETF Series Solutions
83.Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
84.Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
85.NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
86.Opus Small Cap Value ETF, Series of ETF Series Solutions
87.Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
88.The Acquirers Fund, Series of ETF Series Solutions
89.U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
90.U.S. Global JETS ETF, Series of ETF Series Solutions
91.U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
92.US Vegan Climate ETF, Series of ETF Series Solutions
93.First American Funds, Inc.
94.FundX Investment Trust
95.The Glenmede Fund, Inc.
96.The Glenmede Portfolios
97.The GoodHaven Funds Trust
98.Greenspring Fund, Incorporated
99.Harding, Loevner Funds, Inc.
100.Hennessy Funds Trust
101.Horizon Funds
102.Hotchkis & Wiley Funds
103.Intrepid Capital Management Funds Trust
104.Jacob Funds Inc.
105.The Jensen Quality Growth Fund Inc.
106.Kirr, Marbach Partners Funds, Inc.
107.Core Alternative ETF, Series of Listed Funds Trust
108.Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
109.Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
110.LKCM Funds
111.LoCorr Investment Trust
112.MainGate Trust
113.ATAC Rotation Fund, Series of Managed Portfolio Series
114.Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
115.Ecofin Global Energy Transition Fund, Series of Managed Portfolio Series
116.Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
117.Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
118.Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
119.Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
120.Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
121.Kensington Active Advantage Fund, Series of Managed Portfolio Series
122.Kensington Capital Defender Fund, Series of Managed Portfolio Series
123.Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
124.Kensington Managed Income Fund, Series of Managed Portfolio Series
125.LK Balanced Fund, Series of Managed Portfolio Series
126.Muhlenkamp Fund, Series of Managed Portfolio Series
127.Nuance Concentrated Value Fund, Series of Managed Portfolio Series
128.Nuance Concentrated Value Long Short Fund, Series of Managed Portfolio Series

129.Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
130.Port Street Quality Growth Fund, Series of Managed Portfolio Series
131.Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
132.Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
133.Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
134.Reinhart International PMV Fund, Series of Managed Portfolio Series
135.Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
136.Tortoise Energy Infrastructure and Income Fund, Series of Managed Portfolio Series
137.Tortoise Energy Infrastructure Total Return Fund, Series of Managed Portfolio Series
138.Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
139.V-Shares MSCI World ESG Materiality and Carbon Transition ETF, Series of Managed Portfolio Series
140.V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
141.Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
142.Hood River International Opportunity Fund, Series of Manager Directed Portfolios
143.Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
144.Mar Vista Strategic Growth Fund, Series of Manager Directed Portfolios
145.Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
146.Matrix Advisors Funds Trust
147.Matrix Advisors Value Fund, Inc.
148.Monetta Trust
149.Nicholas Equity Income Fund, Inc.
150.Nicholas Fund, Inc.
151.Nicholas II, Inc.
152.Nicholas Limited Edition, Inc.
153.North Square Investments Trust
154.Oaktree Diversified Income Fund Inc.
155.Permanent Portfolio Family of Funds
156.Perritt Funds, Inc.
157.Procure ETF Trust II
158.Professionally Managed Portfolios
159.Prospector Funds, Inc.
160.Provident Mutual Funds, Inc.
161.Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
162.Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
163.Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
164.Aquarius International Fund, Series of The RBB Fund, Inc.
165.Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
166.Boston Partners Emerging Markets Dynamic Equity Fund, Series of The RBB Fund, Inc.
167.Boston Partners Emerging Markets Fund, Series of The RBB Fund, Inc.
168.Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
169.Boston Partners Global Long/Short Fund, Series of The RBB Fund, Inc.
170.Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
171.Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
172.Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
173.Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
174.Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
175.Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
176.Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
177.Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
178.Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
179.Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
180.Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
181.Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
182.SGI Global Equity Fund, Series of The RBB Fund, Inc.
183.SGI Peak Growth Fund, Series of The RBB Fund, Inc.
184.SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
185.SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
186.SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.

187.SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
188.US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
189.US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
190.US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
191.US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
192.US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
193.US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
194.US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
195.US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
196.US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
197.US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
198.WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
199.WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
200.The RBB Fund Trust
201.RBC Funds Trust
202.Series Portfolios Trust
203.Thompson IM Funds, Inc.
204.TrimTabs ETF Trust
205.Trust for Advised Portfolios
206.Barrett Growth Fund, Series of Trust for Professional Managers
207.Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
208.Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
209.CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
210.CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
211.CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
212.RiverPark Strategic Income Fund, Series of Trust for Professional Managers
213.Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
214.Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
215.Jensen Quality Value Fund, Series of Trust for Professional Managers
216.Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
217.Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
218.USQ Core Real Estate Fund
219.Wall Street EWM Funds Trust
220.Wisconsin Capital Funds, Inc.

(b)    To the best of Registrant’s knowledge, the directors and executive officers of Quasar Distributors, LLC are as follows:

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None
Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President/Chief Compliance Officer/Treasurer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None
Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None
(c)    Not applicable.

Item 33. Location of Accounts and Records
The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, 3rd Floor Milwaukee, Wisconsin 53202
Registrant’s Custodian	U.S. Bank, National Association 1555 N. Rivercenter Drive, Suite 302 Milwaukee, Wisconsin 53212
Registrant’s Principal Underwriter	Quasar Distributors, LLC 111 East Kilbourn Avenue, Suite 2200 Milwaukee, Wisconsin 53202
Registrant’s Investment Advisers
ClearShares LLC
606 Bald Eagle Drive, Suite 608
Marco Island, Florida 34145

Piton Investment Management, L.P.
401 Franklin Avenue, Suite 202B
Garden City, New York 11530

Blueprint Investment Partners LLC
1250 Revolution Mill Drive, Suite 150
Greensboro, North Carolina 27405

Item 34. Management Services
Not applicable.

Item 35. Undertakings
Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment (this “Amendment”) to its Registration Statement on Form N-1A under rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment to its Registration Statement on Form N-1A to be signed below on its behalf by the undersigned, duly authorized, in the City of Columbus, State of Ohio, on September 29, 2023.

ETF Series Solutions

By: /s/Joshua J. Hinderliter
Joshua J. Hinderliter
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities indicated on September 29, 2023.

Signature	Title

* David A. Massart	Trustee
David A. Massart

* Janet D. Olsen	Trustee
Janet D. Olsen

* Leonard M. Rush	Trustee
Leonard M. Rush

* Michael A. Castino	Trustee
Michael A. Castino

* Kristina R. Nelson	President (Principal Executive Officer)
Kristina R. Nelson

* Kristen M. Weitzel	Treasurer (Principal Financial and Accounting Officer)
Kristen M. Weitzel

*By: /s/Joshua J. Hinderliter Joshua J. Hinderliter, Attorney-in-Fact pursuant to Powers of Attorney

EXHIBIT INDEX

Exhibit Number	Description
(p)(iv)	Code of Ethics for Blueprint Investment Partners LLC